Exhibit 15.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Medifocus, Inc.

Columbia, Maryland

We have audited the accompanying consolidated balance sheets of Medifocus, Inc. and Subsidiary (the “Company”) as of March 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended March 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material resects, the financial position of Medifocus, Inc. as of March 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, since its inception the Company has incurred recurring operating losses and will require additional financing to successfully develop its products. Additionally, the Company is not in compliance with the provisions of an outstanding debt agreement and certain convertible notes payable. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects or recoverability and classification of assets and liabilities that may result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Stegman & Company

Baltimore, Maryland

June 24, 2015